SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

TPG-Axon Management LP

TPG-Axon Partners GP, L.P.

TPG-Axon GP, LLC

TPG-Axon Partners, LP

TPG-Axon International, L.P.

TPG-Axon International GP, LLC

Dinakar Singh LLC

Dinakar Singh

Stephen C. Beasley

Edward W. Moneypenny

Fredric G. Reynolds

Peter H. Rothschild

Alan J. Weber

Dan A. Westbrook

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

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On March 1, 2013, TPG-Axon Management LP and its affiliates (collectively, "TPG-Axon") issued a press release urging stockholders of SandRidge Energy, Inc. ("SandRidge") to return their signed and dated green consent cards prior to March 15, 2013, the deadline for submitting consents. In addition, the press release announced that TPG-Axon has submitted a notification to SandRidge, stating its intent to present proposals for stockholder approval (including to destagger SandRidge's Board of Directors and remove and replace the directors not up for election at the annual meeting) and to nominate three individuals for election to the directorships with terms that are presently scheduled to expire at the annual meeting of stockholders of SandRidge. The notification, which is unrelated to the ongoing consent solicitation, was made in order to meet SandRidge's proposal submission deadline under its existing corporate bylaws as a matter of prudence and procedure to preserve TPG-Axon's options. Under the current consent solicitation, consents are due by March 15, 2013. Under the rules of SandRidge’s regular proxy process, director nominee submissions are due by March 1, 2013, before the outcome of the March 15, 2013 vote is known. A copy of the press release is filed herewith as Exhibit 1.

Also on March 1, 2013, TPG-Axon posted an additional reference to the "Press Releases" section of www.shareholdersforsandridge.com. A copy of the additional reference is filed herewith as Exhibit 2.

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